Exhibit 99.1

NEWS RELEASE

Skyline Corporation
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515-0743
(574) 294-6521

Subject: THIRD QUARTER REPORT	Approved by: JAMES R. WEIGAND

ELKHART, INDIANA — MARCH 24, 2005

SKYLINE REPORTS THIRD QUARTER AND NINE MONTHS RESULTS

     Sales for the third quarter of Skyline Corporation’s 2005 fiscal year were $96,219,000 compared to $91,255,000 last year. The net loss for the three month period was $351,000, equal to $0.04 per share compared to a net loss of $718,000, or $0.09 per share for the same period a year ago.

     Sales for the first nine months of fiscal 2005 were $334,817,000 compared to $316,400,000 for the first nine months of fiscal 2004. For the first nine months of fiscal 2005 net earnings were $2,337,000, or $0.28 per share compared to $3,387,000, or $0.40 per share for the first nine months of fiscal 2004.

     Sales of Skyline’s manufactured housing group for the third quarter of fiscal 2005 were $69,772,000, up from the $65,084,000 of a year ago. For the first nine months of fiscal 2005, sales by the manufactured housing group were $246,847,000, an increase from the $229,129,000 recorded for the first nine months of fiscal 2004.

     For the recreational vehicle (RV) group, sales for the third quarter of fiscal 2005 were $26,447,000, up from the $26,171,000 of the third quarter of fiscal 2004. For the first nine months of fiscal 2005 sales by the RV group were $87,970,000, an increase from the $87,271,000 of the same period a year ago.

     Skyline continues to maintain its traditionally strong balance sheet with no long-term debt and a healthy position in cash and temporary cash investments. This financial strength, along with a seasoned management team, should help the company meet the challenges ahead.

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Bringing America Home. Bringing America Fun.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands except per share)

	Three Months Ended		Nine Months Ended
	(Unaudited)		(Unaudited)
	February 28,	February 29,	February 28,	February 29,
	2005	2004	2005	2004

Sales	$96,219	$91,255	$334,817	$316,400

(Loss) earnings before income taxes	(607)	(1,144)	3,891	5,696

(Benefit) provision for income taxes	(256)	(426)	1,554	2,309

Net (loss) earnings	$(351)	$(718)	$2,337	$3,387

Basic (loss) earnings per share	$(.04)	$(.09)	$.28	$.40

Weighted average common shares outstanding	8,391,244	8,391,244	8,391,244	8,391,244

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS

(Unaudited, dollars in thousands)

	February 28,	February 29,
	2005	2004
ASSETS

Cash and temporary investments	$149,437	$155,057
Accounts receivable	24,571	23,222
Inventories	10,099	9,766
Other current assets	6,259	7,127

Total Current Assets	190,366	195,172

Property, Plant and Equipment, net	36,647	37,374

Other Assets	9,066	7,984

	$236,079	$240,530

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$7,921	$6,038
Accrued liabilities	29,191	27,744

Total Current Liabilities	37,112	33,782

Other Deferred Liabilities	11,068	9,508

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	248,403	257,744
Treasury stock, at cost, 2,825,900 shares in 2005 and 2004	(65,744)	(65,744)

Total Shareholders’ Equity	187,899	197,240

	$236,079	$240,530